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                                                                    EXHIBIT 10.2

                   [NEXSTAR PHARMACEUTICALS, INC. LETTERHEAD]





March 14, 1997

Nicole Onetto, MD
11 Clos De L'Ecureuil
1410 Waterloo
Belgium

Dear Nicole,

         Per our discussions, we would like to restate the offer of employment with NeXstar Pharmaceuticals Inc. and hope the changes we have made will satisfy your concerns. As Vice President, Medical Affairs, the terms described in this letter would apply to your employment.

         1.      COMPENSATION.  Your compensation package is as follows:

                 (a) Salary. You will receive a salary at the annual equivalent rate of $240,000.00, payable in substantially equal installments at the intervals regularly established by NeXstar. As a senior member of the management team you will also be eligible for an annual bonus of up to 35% of base pay, depending on your performance against individual and corporate goals.

                 (b) Benefits. In addition to your cash compensation, you will also receive all benefits generally available to all employees of NeXstar which currently includes vacation and sick leave, health insurance, disability insurance, death benefits, and any other benefit plans offered by the Company. Continuation or termination of any of such benefit plans is subject to the discretion of NeXstar. NeXstar will reimburse the cost of the COBRA premium from your previous employer for up to six months as needed to cover gaps in coverages and/or until any pre-existing condition waiting periods are satisfied for you or your dependents.

                 (c) Stock Options. You will be granted options to purchase an aggregate of 50,000 shares of NeXstar Common Stock, subject to approval by the Board of Directors. The options will be exercisable at a price equal to the closing fair market value of the Common Stock on the date the grant is approved. The options will be exercisable 25% on each of the first four anniversary dates of the date of grant.

The NeXstar stock option agreement will be provided to you for signature after the grant is approved.
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                 (d)      Relocation.  Relocation expenses will be reimbursed
upon receipt of appropriate documentation and will cover the following:

                          1. Reimbursement for any documented expenses associated with the cancellation of the lease on your home in Belgium.
                          2. Reimbursement of reasonable costs normally paid by the buyer in connection with the purchase of a home in the Boulder area. Normally this includes:
                              -Recording costs
                              -Normal transfer fees and taxes
                              -Mortgage processing and loan fees up to a
                               maximum of two points
                              -Appraisal fees required by lending institutions -Title insurance
                              -Settlement fees
                              -Improvement Location Certificate fees, if
                               required by lending institution
                              -Engineering, structural or other inspection
                               reports to a maximum of $300
                              -Escrow fees

                          3. Packing, moving and storage of household goods including your piano and one car, to be arranged through our corporate contract. Unusual items such as boats are generally not included in this coverage. Please let us know of any special circumstances that apply.
                          4. Travel expenses for you and your family at the time of your move.
                          5. Temporary living expenses in Boulder for up to 90 days with a possible extension to be mutually agreed upon. These normally include meals, lodging, laundry and telephone at the new location for up to two days after the arrival of the household goods. A rental car will be provided until the employee's personal car has been shipped or other arrangements made.
                          6. A miscellaneous expense allowance of $40,000.00 which will be grossed up to cover taxes.
                              Examples of these expenses are automobile registration and licensing fees, house cleaning, remodeling of drapes, telephone installations, etc. This amount does not require documentation through receipts.
                           7. Immigration fees associated with your relocation
                              to the United States, maintenance of your residency status, and application for citizenship.
                           8. Tax Information: All reimbursements received by
                              the employee from the Company that are related to relocation are treated as taxable earned income. The Internal Revenue Code states that all reimbursements made by the Company are to be treated as "compensation for services" and, as such, they will be included in the annual Form
                              W-2 and must be reported on federal and state income tax returns. When the employee files tax returns, the following five categories of moving expenses may be claimed as deductions, subject to certain limitations:




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                              (a) Expenses incurred in traveling from the old
                                  location to the new location including meals and lodging
                              (b) Movement of household goods
                              (c) Expenses of one pre-move house-hunting trip
                              (d) Temporary living expenses for up to 30 days
                                  at the new location
                              (e) Expenses incidental to the sale, purchase, or
                                  lease of a principal residence

                              The employee may incur an increase tax liability if reimbursement exceeds the amount of expected allowable deduction on his/her tax return. The Company will compensate the employee for these additional federal and state income tax liabilities by "grossing up" relocation reimbursements that are not deductible or in excess of maximum deductible amounts. This tax gross up will be added to the Form W-2 for the year as additional compensation and as additional tax withheld. The Company will report and pay to the Internal Revenue Service and to the applicable state tax authority such additional tax withheld attributable to the tax gross up.
                              The employee should review the tax implications of relocation with a tax advisor of their choice.
                          9. NeXstar will pay for professional preparation of your income tax filings for calendar year 1997.

                 In the event you choose to resign from your employment with NeXstar within one year after your commencement date, you agree to repay such relocation amounts on a pro rated basis to NeXstar upon request.

         2. TERMINATION INDEMNITY. You will be eligible for 12 months of severance pay in the event NeXstar Pharmaceuticals, Inc. should decide to terminate your employment for any reason beyond your control.

         3. CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT. As a condition of your employment by NeXstar, you agree to sign the agreement previously provided to you.

         4. EMPLOYMENT ELIGIBILITY. Federal law requires that you provide documentation within 3 days of employment to verify your identity and eligibility to work in the United States. We will provide you with additional information for employment verification when you join NeXstar.

         5. MISCELLANEOUS. This offer letter sets forth all the terms and conditions for your employment by NeXstar. An amendment or waiver of any rights or obligations under this offer letter shall only be effective if reflected in writing and signed by appropriate parties.

         I would be happy to discuss the details of this offer with you at your convenience. When we agree that the offer is acceptable to you, please sign and return one copy of this letter to me and keep the other copy and the enclosed documents with your records. As discussed, we will expect your decision on or before March 25, 1997. We are excited about your employment with NeXstar and look forward to a mutually beneficial relationship.





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                                        Best regards,



                                        /s/ B. KAZMIER FOR
                                            PATRICK J. MAHAFFY

                                        Patrick J. Mahaffy
                                        President Chief
                                        Executive Officer


AGREED TO AND ACCEPTED BY:

         I understand that my employment is terminable at will so both the Company and I are free to end our work relationship at any time with or without notice. Nothing in this letter creates an expressed or implied contract of employment between the Company and you.




/s/ N. ONETTO                         April 4, 1997
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Signature                             Date




Social Security Number: ###-##-####
                        --------------------------------

Date of Birth: 6 January 1953
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I will report to work on or before depending on actual date of termination at
                                   ------------------------------------------
                                   Bristol Myers Squibb
                                   ------------------------------------------




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